Exhibit (k)

Thrivent Life Insurance Company

625 Fourth Avenue South

Minneapolis, Minnesota 55415

April 18, 2011

Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

RE:	TLIC Variable Insurance Account A
N-6 Registration Statement
1933 Act File No. 33-3243
1940 Act File No. 811-4602
CIK# 0000789545

Commissioners:

This opinion is furnished in connection with filing a post-effective amendment to the registration statement on Form N-6 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940. This post-effective amendment is being filed by TLIC Variable Insurance Account A (the “Separate Account”) with respect to flexible premium variable life insurance contracts (the “Contracts”) issued by Thrivent Life Insurance Company (“the “Company”). The Separate Account was established by the Board of Directors of Thrivent Life on July 27, 1984, pursuant to the laws of Minnesota.

I am an attorney of Thrivent Financial. I am familiar with the legal organization of Thrivent Life and have reviewed all statements, records, instruments and documents that I have deemed necessary to examine for purposes of this opinion. I have examined the Registration Statement on Form N-6 to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units to be issued by the Separate Account in accordance with the terms of the Contracts. I am of the opinion that:

1.	Thrivent Life Insurance Company is a stock life insurance company organized under the laws of the State of Minnesota.

2.	The Separate Account is duly organized under the laws of the State of Minnesota as a separate account under which income, gains or losses, realized or unrealized, from assets allocated to the Separate Account, are credited or charged against the Separate Account under the terms of the Contracts without regard to income, gains or losses to Thrivent Life.

3.	The assets held in the Separate Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent Life may conduct; and

4.	The Contracts have been duly authorized by Thrivent Life and the securities registered by the Registration Statement will, when sold in a manner contemplated by the Registration Statement, be legally issued and represent binding obligations of Thrivent Life in accordance with the terms of the Contracts.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Heather J. Thenell

Heather J. Thenell, JD

Senior Counsel